February 9, 2017	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
+1.317.276.2000
www.lilly.com
For Release:        Immediately

Refer to:	Edward Sagebiel; egs@lilly.com; 317-985-6303

Carolyn R. Bertozzi, Ph.D., Elected to Lilly Board of Directors

INDIANAPOLIS, Feb. 9, 2017 - The board of directors of Eli Lilly and Company (NYSE: LLY) has elected Carolyn R. Bertozzi, Ph.D., as a new member, effective Feb. 10, 2017. As a member of Lilly’s board, she will serve on the Science and Technology and Public Policy and Compliance Committees of the board.

Professor Bertozzi is the Anne T. and Robert M. Bass Professor of Chemistry and Professor of Chemical & Systems Biology and Radiology at Stanford University, and an Investigator of the Howard Hughes Medical Institute. She completed her undergraduate degree in chemistry from Harvard University in 1988 and her doctorate in chemistry from UC Berkeley in 1993. After completing postdoctoral work at UCSF in the field of cellular immunology, she joined the UC Berkeley faculty in 1996. In June 2015, she joined the faculty at Stanford University coincident with the launch of Stanford's ChEM-H institute.

“We are very pleased to welcome Carolyn Bertozzi to the Lilly board,” said John C. Lechleiter, Ph.D., chairman of the board of directors. “Professor Bertozzi, with her broad scientific expertise and solid record of accomplishment, along with her understanding of the biopharmaceutical industry, will contribute greatly to our board and our company as we seek to advance Lilly’s pipeline of potential new medicines to benefit patients and our other key stakeholders.”

Professor Bertozzi's research interests span the disciplines of chemistry and biology with an emphasis on studies of cell surface glycosylation pertinent to disease states. Her lab focuses on profiling changes in cell surface glycosylation associated with cancer, inflammation and bacterial infection, and exploiting this information for development of diagnostic and therapeutic approaches, most recently in the area of immuno-oncology. She has been recognized with many honors and awards for her research accomplishments. She is an elected member of the Institute of Medicine, National Academy of Sciences, and American Academy of Arts

and Sciences. She has been awarded the Lemelson-MIT Prize, the Heinrich Wieland Prize, and a MacArthur Foundation Fellowship, among many others.

About Eli Lilly and Company
Lilly is a global healthcare leader that unites caring with discovery to make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. To learn more about Lilly, please visit us at www.lilly.com and http://newsroom.lilly.com/social-channels. C-LLY
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